Exhibit 10.1

Orchid BioSciences, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into between Orchid BioSciences, Inc., a Delaware corporation (the “Company”), and Raymond J. Land (the “Employee”), on April 25, 2005, in consideration of, and as a condition of, Employee’s employment by Company and of the compensation to be paid to Employee by Company, and in recognition of the fact that Employee will have access to the Company’s confidential, proprietary, and trade secret information, and therefore Company and Employee agree to the terms and conditions set forth in this agreement as follows:

1. Position. The Company and the Employee agree that Employee will serve as Senior Vice President and Chief Financial Officer of the Company, based at the Company’s Head office. Employee agrees that Employee’s employment with the Company is on an at will basis, is for no specified term and may be terminated by the Company at any time, with or without Cause (as defined in Section 3 herein). Similarly, Employee may terminate employment with the Company at any time, for any reason upon written notice as provided in Section 3 of this Agreement. Employee understands and agrees that the at will nature of Employee’s employment relationship with Company cannot be changed or modified. The Employee’s performance will be reviewed formally on an annual basis in conjunction with an annual salary period. The Company’s obligations under this Agreement shall be subject to the Company’s receipt of references regarding the Employee satisfactory to the Company in its sole discretion.

2. Employment Date: Nature of Relationship. Employee’s employment with the Company will begin on June 6, 2005 (the “Employment Date”). The Employee will perform for the Company such duties that are customarily assigned to his position and as may be designated by the Company from time to time. The Employee will be expected to devote all of his working time to the performance of his duties with the Company.

3. Termination. Without in any way limiting the at will basis of Employee’s employment by the Company, Employee’s employment hereunder shall terminate upon the occurrence of any of the following events:

(a) The death of Employee;

(b) Written notice of termination from the Company to Employee that Employee’s employment is being terminated as a result of Employee’s incapacity or inability to further perform services as contemplated herein for ninety (90) consecutive days or more within any six-month period, because Employee’s physical or mental health has become so impaired as to make it impossible or impractical for Employee to perform the duties and responsibilities contemplated hereunder (determination of the Employee’s physical or mental health will be determined by a medical expert appointed by mutual agreement between the Company and the Employee);

(c) Written notice of termination from the Company to Employee that Employee’s employment is being terminated for Cause (as hereafter defined). “Cause” shall mean that either the Employee has (1) intentionally committed an act or omission that materially harms the Company; (2) been grossly negligent in performance of his duty to the Company, which is incapable of cure or not cured within ten (10) business days after the date of receipt by Employee of notice of its existence; (3) committed an act of moral turpitude; (4) committed an act of fraud or material dishonesty in discharging his duties to the Company; (5) materially breached this Agreement or any other employment agreement or any consulting, advisory, nondisclosure, non-competition or similar agreement between the Employee and the Company, or breached any code of conduct or ethics or similar policy in effect at the Company, as all of the foregoing may be amended from time to time or (6) engaged in any other act or commission that may be deemed grounds for a “cause” termination under Delaware state law.

(d) Written notice of termination from the Company to Employee that Employee’s employment is being terminated without Cause;

(e) Employee’s written notice of resignation to the Company due to a Constructive Dismissal (as hereafter defined). A “Constructive Dismissal” shall mean the occurrence, without Employee’s express written consent, of any of the following: (i) a substantial diminution in the nature or status of Employee’s position, authority, or primary duties or responsibilities; or (ii) a material breach by the Company of this Agreement; provided, there shall be no Constructive Dismissal unless the Employee provides the Board of Directors and the Chief Executive Officer with written notice reasonably detailing the purported basis for the Constructive Dismissal and the Company fails to remedy within sixty (60) business days after its receipt of such notice;

(f) Employee’s written notice of resignation to the Company for any reasons other than due to a Constructive Dismissal or Change of Control (as hereinafter defined); or

(g) Written notice of termination from the Company to Employee that Employee’s employment is being terminated as a result of a Change of Control within six (6) months following the Change of Control. For the purposes of this Agreement, Change of Control is:

(i) Ownership. Any “Person” (as such terms is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% (fifty percent) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company).

(ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% (fifty percent) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the consummation of an agreement for the sale or disposition of the Company of all or substantially all of the Company’s assets. “Substantially all of the Company’s assets” shall be deemed to include the assets of all business units and/or divisions of the Company and all of its affiliates.

(h) Company notifies the Employee that the Company’s Corporate offices in Princeton, NJ will be moved more than 50 miles from its present location.

4. Payment After Termination. Following termination of Employee’s employment, all payments and benefits provided to Employee under this Agreement shall cease as of the date of such termination, except that in the event Employee’s employment is terminated (i) by Employee pursuant to Section 3(e), or (ii) by the Company pursuant to Sections 3(d), (g) or (h), then (X) for a period of twelve (12) months after the date of such termination, the Company shall: (a) pay Employee severance pay in the form of continuation of Employee’s base salary, less standard deduction and withholdings, such payments to be made at the same time as Employee’s salary otherwise would have been payable, and (b) if Employee elects continued coverage under COBRA, the Company will reimburse Employee for the same portion of Employee’s health insurance premiums for Employee and Employee’s family, to the same extent the Company paid those premiums during Employee’s employment; and (Y) at the end of such twelve (12) month period, the Company shall pay to Employee an amount equal to a prorated portion of Employee’s bonus determined from January 1 of the year his employment terminated through the date of termination, less standard deductions and withholdings.

5. Compensation, Equity and Benefits

(a) The Employee’s initial base pay shall be at an annualized rate of Two Hundred and Seventy Five Thousand Dollars ($275,000) per year, minus customary deductions for federal and state taxes and the like. The Chief Executive Officer will review the Employee’s base pay rate on an annual basis, during the first calendar quarter of each year, with any increase becoming effective as of April 1. The Employee will also be eligible to receive an Annual Performance Bonus in accordance with the Company’s Bonus Plan for each calendar year the Employee is employed by the Company, in accordance with the Company’s Bonus Plan in effect for such year. The Employee must be employed by the Company on the date of payment of the Annual Performance Bonus to be entitled to receive such Bonus. The award and amount of any Annual Performance Bonus shall be determined by the Chief Executive Officer and the Board based on the Employee’s performance and the overall performance of the Company, measured against goals that are established by the Company from time to time. The bonus target for each year will be forty percent (40%) of the Employee’s annualized base pay rate, and the amount of any Annual Bonus for 2005 shall be prorated based on the number of full months in 2005 in which the Employee is employed by the Company.

(b) The Company will grant to the Employee incentive stock options to purchase forty thousand (40,000) shares of the common stock of the Company at an exercise price equal to the closing price of such stock on the Employment Date, all of which will be immediately vested. In addition, subject to approval of the Orchid BioScience, Inc. 2005 Stock Plan by the shareholders of the Company, the Company will grant to the Employee on the date after such shareholder approval incentive stock options to purchase one hundred thousand (100,000) shares of the Company’s common stock at an exercise price equal to the closing price of such stock on the date of grant, all of which options will vest monthly in forty-eight (48) equal tranches over the four (4) years following the date of grant. The foregoing stock options shall be subject to the terms and conditions of the applicable plan and the Company’s standard stock option agreement. In addition, upon a Change of Control, all unvested options shall become immediately vested.

(c) Employee shall be entitled to participate in all employee benefit, welfare and other plans, practices policies and programs and fringe benefits of the Company on a basis no less favorable than those provided to other similarly situated executives of the Company. Employee understands that, except when prohibited by applicable law, the Company’s employee benefit plans and fringe benefits may be amended, enlarged, diminished or terminated by the Company from time to time, in its sole discretion.

(d) The Company, at its expense, will purchase life insurance on the Employee’s life in the face amount of not less than three (3) times Employee’s base pay rate with a beneficiary designated by the Employee and the Employee shall receive deferred compensation through contributions of five percent (5%) of Employee’s annual base pay per year in accordance with the terms of the Orchid BioSciences, Inc. Executive Deferred Compensation Plan.

(e) Employee will be entitled to five (5) sick days, and to accrue up to twenty-five (25) vacation days per year that Employee remains employed by the Company, subject to the terms of normal Company sick leave and vacation policies.

(f) The Company agrees to reimburse the Employee up to Fifty Thousand Dollars ($50,000) of Relocation Expenses (as defined) relating to his relocation of his primary residence to within fifty (50) miles of the Company’s Head Office. Such reimbursement shall be upon presentation of reasonably detailed invoices for bona fide Relocation Expenses. For purposes hereof, “Relocation Expenses” shall mean (a) the actual transportation costs for moving Employee’s household goods; (b) closing costs on a home within fifty (50) miles of the Company’s Head Office; (c) temporary living expenses within fifty (50) miles of the Company’s Head Office for up of two (2) months; and (d) two (2) house hunting trips for Employee, his spouse and daughter. The foregoing notwithstanding, if within twelve (12) months after the Employee relocates his primary residence Employee voluntarily terminates his employment with the Company (other than for a Constructive Dismissal) or his employment with the Company is terminated for Cause, then Employee shall immediately pay to the Company the amount of the Relocation Expenses reimbursed to Employee (or the Company may withhold such amount from any payments otherwise due to Employee). The Company shall only be obligated to reimburse Employee for Relocation Expenses incurred within twelve (12) months from the date of this Agreement.

(g) The Employee shall be expected to purchase in the open-market either prior to or within six (6) months after his date of employment with the Company, ten thousand dollars ($10,000) worth of the common stock of the Company, and provide evidence thereof of the Vice President, Human Resources.

(h) In connection with any travel on business on behalf of the Company, depending upon the meeting schedule at the destination, and subject to mutual agreement with respect thereto by the Employee and the Company’s Chief Executive Officer, for any flight over four (4) hours, the Employee may fly business class.

6. Confidentiality, Inventions and Non-Competition. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Given the confidential nature of various aspects of the Company’s business, the Employee may not discuss the fact or terms of this Agreement or any employment discussions with anyone other than the Chief Executive Officer, the Vice President, Human Resources or the Vice President,

Legal Affairs, members of Employee’s immediate family and, if relevant, the Employee’s financial advisor or lawyer, provided, the Employee acknowledges and agrees that this Agreement may be publicly disclosed by the Company. In addition, the Employee agrees to sign and return the attached Employee Agreement concurrently with the execution of this Agreement.

7. Miscellaneous. This Agreement represents the Company’s and Employee’s entire understanding with respect to the subject matter contained in this Agreement and supersedes all previous understandings, written or oral, between the Company and Employee concerning the subject matter of this Agreement. This Agreement may be amended or modified only in a writing signed by both a duly authorized officer of the Company and Employee. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

8. D&O Insurance. The Company agrees to maintain a director’s and officers’ liability insurance policy covering Employee to the extent the Company provides such coverage for its other directors and executive officers.

9. Governing Law; Severability. This Agreement shall be governed by the law of the State of Delaware. Should any provisions of this Agreement by held be a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

10. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (1) by personal delivery when delivered personally; (2) by overnight courier upon written verification of receipt; (3) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (4) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Chief Executive Officer (with a copy to the General Counsel) or to such other Company representative as the Company may specify in writing.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date:	April 23, 2005	/s/ RAYMOND J. LAND
Raymond J. Land

Address:	817 Santa Rita Ave
Los Altos, CA 94022

The Company

Date:	April 25, 2005	By:	/s/ PAUL J. KELLY
		Name:	Paul J. Kelly
C.E.O.

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